Exhibit 5


                        Cahill Gordon & Reindel
                           Eighty Pine Street
                       New York, N.Y.  10005-1702
                              212-701-3000



                                          December 4, 1996



BOARD OF DIRECTORS
Union Carbide Corporation


                Re:  Registration Statement on Form S-3


Ladies and Gentlemen:

     This opinion is being rendered in connection with the Registration Statement on Form S-3 (the "Registration Statement") and the related Prospectus (the "Prospectus") being filed by Union Carbide Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") covering $500 million in aggregate principal amount of the Company's debt securities (the "Securities") to be issued pursuant to an indenture filed as an exhibit to the Registration Statement (the "Indenture").

     In that connection, we have examined copies of such corporate records and made such inquiries as we have deemed necessary for the purposes of rendering the opinion set forth below. It is our understanding that the terms of the Securities will be consistent with the Indenture and the Prospectus and that the Securities will be executed and authenticated in accordance with the terms of the Indenture and will be delivered to purchasers thereof against payment therefor.

     Based upon the foregoing, in our opinion the Securities to be sold pursuant to the Registration Statement when it becomes effective will be valid and binding obligations of the Company, enforceable in accordance with their terms. This opinion is qualified insofar as enforceability may be limited by fraudulent transfer, bankruptcy, insolvency or similar laws affecting creditor's rights generally and the availability of equitable remedies may be limited by equitable principles of general applicability.

     This opinion is limited to the federal laws of the United States of America and the laws of the State of New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the categories of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                          Very truly yours,


                                          /s/ Cahill Gordon & Reindel